Exhibit 10.10

Employment Agreement

Party A: Dake (Fujian) Sports Goods Co., Ltd
Address: Henggoutou Industrial District, Chendai Town, Jinjiang City, Fujian Province, China
Legal Representative: Yuxi Ding
Tel.: 82011827

Party B: Yuxi Ding
Sex: Male
Census Register: No. 82, China Town, Manila, Philippines
Tel.: 13505902789
ID No.: F000032444

In accordance with relevant laws and regulations of Labor Contract Law of the People’s Republic of China and through negotiation based on equality and free will, the two parties agree to conclude this Employment Agreement under the following terms and conditions.

1.	Term of Labor Contract
	1)	Fixed-term Agreement: the validity term of this Agreement commences on the date of ____, and expires on the date of ____, including probation of __ months from the date of ____to the date of ____.
	2)	Uncertain term Agreement: the validity term of this Agreement commences on the date of June 15th , 1999, and expires on occurrence of legal termination conditions, including probation of __ months from the date of ____ to the date of ____.
	3)	Period Agreement: the validity term of this Agreement commences on the date of and expires on completion of certain task.

2.	Content and Location of Work
	1)	Party B is to work at the location of Jinjiang in the position of Chairman of the Board.
	2)	Party B shall be subject to the work arrangement made by Party A, according to working requirements and working capacity and performance of Party B.
	3)	Party B shall perform his or her work duties provided by Party A, and shall complete his or her work task in accordance with the provisions in terms of time limit, quality and workload.

3.	Working Days and Holidays
	1)	Party A is pursuant to the full-time standard working time system and could make arrangement of working time in accordance with relevant regulations of laws and specific position requirements of Party B. Party B should comply with the working time regulated by Party A.
	2)	To the particularity of the position, Party B shall be subject to the work arrangement made by Party A, according to working requirement, on working time, working shift, and days off.

4.	Remuneration
1) Wage of Party B is ____ paid at yuan/month during probation. After probation wage is paid in the first way stated below.

i.	Wage paid by time: wage is ____ yuan/month.
ii.	Wage paid by piece: piece wage is decided though proper and scientific pricing standard of Party A and timely negotiation of both parties.
iii.	Other ways:

Party A should pay Party B wage in legal currency on __ every month. Standard of wage of Party B should not below minimum wage standard published by People’s Government of Fujian Province. Over-time payment is paid to relevant laws and regulations.

2)	Party A shall adjust Party B’s wage standard according to actual operational conditions, rules and regulations of the company, performance assessment of Party B, as well as working seniority, records of rewards and punishments, and formation of position. After position adjustment, wage of Party B should be adjusted according to wage standard in the same level of position, type of work, and post and should meet minimum wage standard.

5.	Social Insurance
Both parties should honor regulations of social insurance and pay social insurance premium. Personal part of social insurance premium will be deducted from wage of Party B.

On the termination or conclusion of this Agreement, Party A should be responsible for relevant formalities of social insurance transfer for Party B and issue termination or conclusion certification of Employment Agreement. Party B should be responsible for timely handing over formalities.

6.	Labor Protection, Working Condition and Prevention against Occupational Hazard
	1)	Party A shall provide Party B with preventing conditions against occupational hazard in accordance with the State’s labor standard.
	2)	Party B is entitled to the corresponding labor protection and working condition by provided by Party A.
	3)	If Party B engages in work of exposure to occupational disease hazard, Party A should arrange occupational health check, according to state’s regulations concerned before on board and departure, as well as annual occupational health check during the term of this Agreement.

7.	Agreed Provisions
	1)	Agreement on trainings paid by Party A:
	2)	Agreement on keeping commercial information confidential: this provision is limited to senior officers, senior technology personnel and others evolved in commercial information. (see staff discipline for details)
	3)	Agreement on supplementary of insurance and well-being: if Party B voluntarily gives up the well-being of social insurance, Party B should sign confirmation of giving up social insurance.

8.	Formation of Labor Contract
This Agreement could be altered after negotiation of both parties. Any change of this Agreement should be effective after recording the change in written form, listing out date of change, signing and sealing by both parties. For alteration of this Agreement, parties should make alteration letter, or specific alteration agreement which is appendix of this Agreement with the same legal validity to this Agreement.

9.	Termination, conclusion and renewal of this Agreement are pursuant to relevant regulations of municipal, provincial and state government.

10.	Resolving of Labor Disputes
In case of any disputes arising from the performance of this Agreement which could not be solved by negotiation, either party may submit the case to labor dispute mediation commission of Party A for mediation; if such mediation fails, either party may submit the case in written application to labor dispute arbitration commission within statutory prescription; if either party refuses to accept the award rendered by the arbitration commission, it may lodge a lawsuit to local court within 15 days after receiving award sample.

11.	Issues not stated in this Agreement are to be solved by relevant regulations or under negotiation of both parties. If provisions of this Agreement are against latest laws or regulations, regulations of latest laws are ultimate.

12.	This Agreement is made in two copies with each party holding one.

Party A (Sealing):
Legal Representative:
Signing Date:

Party B:
Signing Date:

Witnessed By (Sealing):
Signing Date:

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